Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 170 Dated 11/10/2008
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FJX5	$11,118,000.00	100.000%	0.400%	$11,073,528.00	FIXED	6.300%	SEMI-ANNUAL	11/15/2010	05/15/2009	$31.68	YES	Senior Unsecured Notes	A2	A	A+
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FJY3	$9,354,000.00	100.000%	1.000%	$9,260,460.00	FIXED	7.500%	SEMI-ANNUAL	11/15/2013	05/15/2009	$37.71	YES	Senior Unsecured Notes	A2	A	A+
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: November 10, 2008 through November 10, 2008
Trade Date: Monday, November 10, 2008 @12:00 PM ET
Settle Date: Friday, November 14, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04